
                                                                                                                     Exhibit 12.2

                              ILLINOIS POWER COMPANY
                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES

                                                                                      Twelve                             Nine
                                                                                    Months Ended                     Months Ended
                                                                                      September                       September
(Thousands of Dollars)                                                            1999          1999 **                  1999
                                                                             ----------------------------           --------------

Earnings Available for Fixed Charges:
Net Income (Loss)                                                            ($1,278,238)    ($1,278,238)             $102,883
    Add:
      Income Taxes:
         Current                                                                   2,045           2,045                19,196
         Deferred - Net                                                           48,481          48,481                64,300
      Allocated income taxes                                                     (18,325)        (18,325)              (17,361)
      Investment tax credit - deferred                                            (4,180)         (4,180)               (1,094)
      Income tax effect of CPS impairment                                     (1,014,047)     (1,014,047)                   -
      Interest on long-term debt                                                 120,760         120,760                92,419
      Amortization of debt expense and
         premium-net, and other interest charges                                  44,630          44,630                39,483
      One-third of all rentals (Estimated to be
         representative of the interest component)                                 3,956           3,956                 2,703
      Interest on in-core fuel                                                     5,401           5,401                 4,424
      CPS Impairment                                                                  -        2,341,185                    -
                                                                             -----------    ------------             ---------
Earnings (loss) available for fixed charges                                  ($2,089,517)       $251,668              $306,953
                                                                             ===========    ============             =========

Fixed charges:
    Interest on long-term debt                                                  $120,760        $120,760               $92,419
    Amortization of debt expense and
      premium-net, and other interest charges                                     52,327          52,327                45,123
    One-third of all rentals (Estimated to be
      representative of the interest component)                                    3,956           3,956                 2,703
                                                                             -----------    ------------             ---------

Total Fixed Charges                                                             $177,043        $177,043              $140,245
                                                                             ===========    ============             =========

Ratio of earnings to fixed charges                                                  N/A *           1.42                  2.19
                                                                             ===========    ============             =========



  *  Earnings are inadequate to cover fixed charges.  Additional earnings (thousands)  $2,266,560 are required to attain a one-to-one ratio of Earnings to Fixed Charges.

 **  Supplemental ratio of earnings to fixed charges presented to exclude write-off related to Clinton Impairment.

                                       63
